AMENDMENT NO. 1

TO

COMMON STOCK PURCHASE WARRANT

OF

THE PLAYERS NETWORK

April 21, 2018

WHEREAS, on August 14, 2017, The Players Network, a Nevada corporation (the “Company”), issued to Kodiak Capital Group, LLC, a Delaware limited liability company (“Holder”) that certain Common Stock Purchase Warrant (the “Warrant”) to purchase, up to 37,500,000 shares of Common Stock (as defined in the Warrant) at an Exercise Price set forth in the Warrant. All Capitalized terms not defined herein shall have the same meaning as set forth in the Warrant.

WHEREAS, on April 21, 2018, the board of directors of the Company deemed it advisable and in the best interests of the Company to amend Section 1(c) of the Warrant as provided herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. The first paragraph of Section 1(c) of the Warrant is hereby amended and restated to read in its entirety as follows:

“(c) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to issuance of Warrant Shares upon exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of either (i) the Beneficial Ownership Limitation, as defined below, or (ii) the Beneficial Ownership Limitation, as defined in the Purchase Agreement. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, and in addition, for purposes of clause (ii) of the preceding sentence, shall include the number of remaining shares of Common Stock that may be issued and sold to the Holder pursuant to the Purchase Agreement; and in each such case shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph (d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this paragraph applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.

2. The Company and the Holder hereby acknowledge and agree that this Amendment No. 1 constitutes a valid amendment of the Warrant pursuant to Section 9, of the Warrant. This Amendment No. 1 may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Except to the extent necessary to implement the change set forth above, the Warrant shall remain unmodified and in full force and effect. This Amendment No. 1 shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada, without giving effect to the conflict of law provisions thereof.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment No. 1 to be signed on the date first set forth above.

“COMPANY”

THE PLAYERS NETWORK.

By:	/s/ Mark Bradley
Mark Bradley, Chief Financial Officer

“HOLDER”

KODIAK CAPITAL GROUP, LLC

By:	/s/ Ryan Hodson
Ryan Hodson, Managing Director

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